NEWS
For Immediate Release                       From MasTec, Inc.
April 2, 1998                               3155 N.W. 77th Avenue, Suite 135
                                            Miami, Florida 33122-1205
                                            Tel :    (305) 599-1800
                                            Fax :    (305) 406-1908
                                            For more information contact:
                                            Investor Relations Department
                                            invrels@mastec.com


                 MASTEC BOARD APPROVES STOCK REPURCHASE PROGRAM

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that the Board of Directors of MasTec has approved a stock repurchase program under which the Company, from time to time, will acquire up to 3,000,000 shares of the Company's common stock through open market transactions at prevailing market prices. The timing and duration of the program will be dependent on market conditions and is subject to applicable laws and existing agreements.

Jorge Mas, Chairman and Chief Executive Officer, said: "We continue to be committed to maximizing stockholder value. Having a repurchase program in place allows us to capitalize on short term swings in our stock price to the benefit of our core, long term stockholder base and is an efficient use of the Company's capital. Based on projections, a buy-back program at current stock prices would be accretive to earnings per share."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain. For more information, please visit our web site at www.mastec.com.

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